Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
WESTERN ALLIANCE BANCORPORATION

Western Alliance Bancorporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of Western Alliance Bancorporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of Western Alliance Bancorporation, declaring such amendment to be advisable and submitting such amendment to the stockholders of Western Alliance Bancorporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing section D. of the Article thereof numbered “FIFTH”, and sections A., B. and C. of the Article thereof numbered “SIXTH”, so that, as amended, said sections of Articles FIFTH and SIXTH shall be and read as follows:

FIFTH:

“D.     Special meetings of stockholders of the Corporation may be called by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President and shall be called by the Board of Directors of the Corporation upon the written request of the stockholders of the Corporation holding no less than forty percent (40%) of the issued and outstanding shares of common stock of the Corporation, subject to and in compliance with the procedures and other requirements set forth in the Bylaws of the Corporation.”

SIXTH:

“A.    The number of directors shall be no fewer than one and shall be fixed in the manner in the manner provided for in the Bylaws. Each director who is nominated for election as a director as of the date of the 2015 annual meeting of stockholders of the Corporation shall, if elected, hold office until the 2016 annual meeting of stockholders and until his or her successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death. Each director who was serving as a director as of the date of the 2015 annual meeting of stockholders and who was not nominated for election at such meeting shall hold office until the expiration of the term for which he or she has been elected and until his or her successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death. At each annual meeting of stockholders after the date of the 2015 annual meeting of stockholders of the Corporation, each director who does not have a continuing term as provided in the foregoing sentence (and each director for whom such a continuing term has expired) shall, if nominated and elected, hold office until the annual meeting next succeeding his or her election and until his or her successor shall be elected and shall qualify, subject, however, to prior resignation, removal from office or death.”

“B.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, resignation or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

“C.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director who was serving as a director as of the date of the 2015 annual meeting of stockholders, who was not nominated for election at such meeting and whose term continued beyond such meeting may be removed from office at any time prior to the expiration of the director’s term, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Each director who does not have a continuing term as provided in the foregoing sentence (and each director for whom such a continuing term has expired) may be removed with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”

SECOND:    That thereafter, pursuant to a resolution of its Board of Directors, a meeting of stockholders of Western Alliance Bancorporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Western Alliance Bancorporation has caused this certificate to be signed this 19th day of May, 2015.

By: /s/ Randall S. Theisen
Name: Randall S. Theisen
Title: Executive Vice President, General Counsel and Secretary